Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the registration statement (No. 333-154975) on Form S-11 of TNP Strategic Retail Trust, Inc. of our report dated March 30, 2012, relating to our audit of the consolidated financial statements and the financial statement schedule as of and for the year ended December 31, 2011, which appear in the Annual Report on Form 10-K of TNP Strategic Retail Trust, Inc. for the year ended December 31, 2011.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ MCGLADREY & PULLEN, LLP

Irvine, California

April 10, 2012